TAX SHARING AGREEMENT
                               AMONG VALCOR, INC.
                          COMPX INTERNATIONAL INC. AND
                                  VALHI, INC.

     This Tax Sharing Agreement (this "AGREEMENT") is made this 2nd day of January, 1998 among Valcor, Inc., a Delaware corporation ("VALCOR"), CompX International Inc., a Delaware corporation and a wholly owned subsidiary of Valcor ("COMPX") and Valhi, Inc., a Delaware corporation and the sole stockholder of Valcor ("VALHI"). Valhi is a party to this Agreement solely for the purposes set forth in SECTION 9. All capitalized terms not otherwise defined in this Agreement shall have the meanings given such terms in SECTION 1.

                                    RECITALS

     A. It is contemplated that CompX shall publicly offer shares of its Class A Common Stock, par value $0.01 per share (the "OFFERING").

     B. After the Offering, CompX shall no longer be a Member of the Affiliated Group of which Contran is the Common Parent for federal Tax purposes, but will continue to file certain state Tax returns on a combined basis with Contran.

                                   AGREEMENT

     In consideration of the following mutual covenants and agreements and other, good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

     SECTION 1. DEFINITIONS. As used herein, the following terms shall have the following meanings:
          (a) "AFFILIATED GROUP" shall have the meaning attributed to that term in Section 1504 of the Code.

          (b) "AGREEMENT" shall have the meaning given such term in the preface to this Agreement.

          (c) "CONTRAN TAX GROUP" shall mean the group of corporations at any given time consisting of the Affiliated Group of which Contran is the Common Parent.

          (d)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "COMMON PARENT" shall have the meaning attributed to that term in the Consolidated Return Regulations (Treas. Reg. Section 1.1502-1, et seq.) promulgated pursuant to Section 1502 of the Code.

          (f) "COMPX" shall have the meaning given such term in the preface to this Agreement.

          (g) "CONTRAN" shall mean Contran Corporation, a Delaware corporation and the controlling stockholder of Valhi, and Contran Corporation's successors.

          (h)  "OFFERING" shall have the meaning given such term in RECITAL A.

          (i) "OFFERING DATE" shall mean the date on which the Offering is consummated.

          (j)  "IRS" shall mean the Internal Revenue Service.

          (k) "MEMBER" shall mean a corporation that qualifies to be an includible corporation of an Affiliated Group under Section 1504(b) of the Code.

          (l) "TAX ATTRIBUTES" shall mean any losses, credits and other items of income or Tax that may be carried forward or back by any Member of the Contran Tax Group or CompX on a separate return or consolidated basis to a taxable year other than the taxable year in which such attribute is recognized. Tax Attributes include, but are not limited to, net operating losses, capital losses, investment Tax credits, foreign Tax credits and research and development credits.

          (m) "TAXES" shall mean (i) all federal income taxes and state, local and foreign income and franchise taxes, plus (ii) any penalties, fines or additions to Tax with respect thereto, plus (iii) any interest with respect to the items contained in (i) and (ii).

          (n) "VALCOR" shall have the meaning given such term in the preface to this Agreement.

          (o) "VALHI" shall have the meaning given such term in the preface to this Agreement.

     SECTION 2.  PAYMENT OF TAXES.

          (a) Where allowed by applicable law and Contran deems it advantageous, Contran shall include the income of CompX (including any deferred income triggered into income by Reg. Section1.1502-13 and Reg. Section1.1502-14 and any excess loss accounts taken into income under Reg. Section1.1502-19) on Contran's consolidated or combined Tax returns and Contran shall pay on behalf of CompX any Taxes attributable to such income.

          (b) Within five business days prior to a required quarterly estimated Tax payment filing date or final Tax payment filing date, as applicable, for any Tax return of Contran that is filed on a consolidated or combined basis that includes items that pertain to CompX, CompX shall pay to Valcor (or Valcor shall pay to CompX, as the case may be) an amount equal to the Tax liability that would be imposed if such return contained only those items actually shown on the return that pertain to CompX using the Tax elections made by Contran or any other common parent for state Tax purposes.

          (c) Contran and all other Members of the Contran Tax Group shall be responsible for the payment of all Taxes due for the Contran Tax Group that arise as a result of filing consolidated or combined Tax returns.

          (d) CompX shall be solely responsible for the payment of all Taxes due for CompX with respect to Tax returns that are filed by CompX on a separate company basis.

          (e) The income of CompX for the period up to and including the Offering Date shall be determined by closing the books of CompX as of the end of the Offering Date.

     SECTION 3.  FILING OF TAX RETURNS.

          (a) Contran shall be responsible for the preparation and filing of all Tax returns required to be filed by Contran or the Contran Tax Group.

          (b) All Tax returns of CompX that are filed by CompX on a separate company basis shall be prepared and filed by CompX.

          (c) Where applicable law allows Contran to include CompX in Contran's consolidated or combined Tax returns, Contran shall not file such return without affording CompX the opportunity to review and comment on the items that pertain to CompX in such return.

     SECTION 4. TAX DEFICIENCIES, TAX REFUNDS AND SUCCESSOR LIABILITY ATTRIBUTABLE TO PERIODS PRIOR TO THE OFFERING DATE.

          (a) CompX shall indemnify Valcor and hold it and its affiliates harmless from and against any deficiency in Taxes that is attributable to CompX that may be due to Contran.

          (b) CompX shall be entitled to receive a payment from Valcor equal to the amount of any Tax refund received by Contran (or any amount credited against Contran's Taxes) that is attributable to CompX that may be due to CompX.

          (c) Contran shall file claims for refund as requested by CompX; provided however, that Contran shall not be obligated to file a claim for refund that might result in additional Tax being assessed against Contran or any other Member of the Contran Tax Group; and

          (d) Valcor shall indemnify CompX and hold it and its affiliates harmless from and against any liability for Taxes attributable to Contran or any other Member of the Contran Tax Group other than CompX.

     SECTION 5.  TAX CONTESTS.

          (a) Except as provided below, Contran shall have sole and complete authority to conduct any and all Tax contests (including Tax audits, IRS examinations and Tax litigation) with respect to any Tax returns filed by Contran or the Contran Tax Group. CompX shall have sole and complete authority to conduct any and all Tax contests (including Tax audits, IRS examinations and Tax litigation) with respect to any separate company Tax return filed by CompX. The authority to conduct such Tax contests includes the power to negotiate and enter into settlements with any Taxing authority

          (b) Notwithstanding the foregoing, with respect to any Tax contests that relate to Tax returns filed on a consolidated or combined basis by Contran and that include items pertaining to CompX, if such Tax contest could result in CompX being obligated to make a payment to Contran pursuant to SECTION 2(B) or 4(A) of this Agreement or being entitled to receive a refund pursuant to SECTION 2(B) or 4(B) of this Agreement, CompX shall be entitled to participate in such Tax contest at its own expense and Contran will not enter into any settlement of such Tax contest (insofar as it affects CompX's obligation to indemnify Contran under SECTION 2(B) or 4(A) or CompX's entitlement to receive a refund under SECTION 2(B) or 4(B)) without the approval of CompX, and such approval shall not be unreasonably withheld. Contran will provide CompX prompt notice of any Tax contest in which, pursuant to this Agreement, CompX has the right to participate.

          (c) Contran (and the Members of the Contran Tax Group) and CompX shall each provide the assistance reasonably requested by the other with respect to any Tax contest that relate to Tax returns filed on a consolidated or combined basis by Contran and that include items pertaining to CompX. Such assistance shall include providing reasonable access to books, records, Tax returns and supporting workpapers and providing any powers of attorney required to conduct any Tax contest.

     SECTION 6. ASSISTANCE IN THE PREPARATION OF TAX RETURNS. Contran (and Members of the Contran Tax Group) and CompX shall provide each other with such cooperation, assistance and information as either of them reasonably may request of the other with respect to the filing of any Tax return, amended return, claim for refund or other document with any Taxing authority. Where applicable law allows Contran to include the income of CompX on Contran's consolidated or combined Tax returns, CompX shall furnish all Tax information to Contran for inclusion in such Tax returns in such a format and timely manner as Contran may reasonably request in order for Contran to file such returns timely.

     SECTION 7. RETENTION OF RECORDS. Contran shall retain all Tax returns, Tax reports, related workpapers and all schedules (along with all documents that pertain to any such Tax returns, reports or workpapers) that relate to a Tax period in which Contran included items pertaining to CompX in Contran's consolidated or combined Tax return. Contran shall make such documents available to CompX at CompX's request. Contran shall not dispose of such documents without the permission of CompX.

     SECTION 8.  CARRYBACKS OF TAX ATTRIBUTES.

          (a) If, for any Taxable year, CompX recognizes a Tax Attribute that CompX, under the applicable provisions of the Code and treasury regulations promulgated under Section 1502 thereof and using the elections made by Contran or any other common parent for state Tax purposes, is permitted or required to carry back to a prior Taxable year of the Contran Tax Group that relates to a Tax return that contains items pertaining to CompX, Contran shall file appropriate refund claims within a reasonable period after being requested to do so by CompX. Contran shall promptly remit to CompX any refunds it receives with respect to any Tax Attribute of CompX so carried back.

          (b) If, for any Taxable year that relates to a Tax return that contains items pertaining to CompX, Contran or a Member of the Contran Tax Group (exclusive of CompX) recognizes a Tax Attribute that Contran or the Member of the Contran Tax Group, under the applicable provisions of the Code and Treasury Regulations promulgated under Section 1502 thereof and using the elections made by Contran or any other common parent for state Tax purposes, is permitted or required to carry back to one of its prior Taxable years, Contran or the Member of the Contran Tax Group may file appropriate refund claims and shall be entitled to any refund resulting from such claims (exclusive of CompX).

     SECTION 9. INDEMNIFICATION AGAINST BREACHES OF THIS AGREEMENT. Valcor shall indemnify CompX and hold it and its affiliates harmless from and against a material breach by Contran of any of its obligations to CompX as set forth in this Agreement. Valhi shall indemnify CompX and hold it and its affiliates harmless from and against a material breach by Valcor of any of its obligations to CompX as set forth in this Agreement.

     SECTION 10.  MISCELLANEOUS.

          (a) Notices. All notices and other communications under the Agreement shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent by telephone facsimile (the receipt of which is confirmed) to the parties at the following addresses (or at such other address for a party as shall be specified in like notice):

VALCOR, INC.                        COMPX INTERNATIONAL INC.
Three Lincoln Centre                200 Old Mill Road
5430 LBJ Freeway, Suite 1700        Mauldin, South Carolina
Dallas, Texas   75240-2697          29662
  Attn:  Tax Director                 Attn:  President
Telephone Facsimile No.:  (972)     Telephone Facsimile
450-4278                            No.:  (864) 297-1202


          (b) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any prior understandings, agreements or representations between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

          (c) Survival. All agreements and covenants made by Contran and CompX herein shall survive the consummation of the Distribution and shall continue in full force and effect.

          (d) Successors, Assigns and Third Party Beneficiaries. The Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. The Agreement is intended by the parties to benefit solely Contran and CompX, their subsidiaries and affiliates, and the successors and assigns of the foregoing. This Agreement is intended to establish the rights of CompX versus the Members of the Contran Tax Group, and vice versa.

          (e) Amendment and Waiver. The Agreement may only be amended, and the observance of any term of this Agreement may only be waived, in a writing signed by Contran and CompX.

          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the state of Delaware.

          (g) Counterparts. Two or more duplicate originals of the Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

     SECTION 11. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective on the Offering Date.
     The parties hereto have caused this Agreement to be duly executed by their respective corporate officers as of the day and year first above written.

COMPX INTERNATIONAL INC.               VALCOR, INC.





By:   /s/ David A. Bowers              By:  /s/ William J. Lindquist

   David A. Bowers                        William J. Lindquist
   President and Chief Executive          Vice President and Tax
   Officer                                Director

                                       VALHI, INC.





                                       By:/s/ William J. Lindquist

                                          William J. Lindquist
                                          Vice President and Tax
                                          Director